UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 18, 2020

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	902 Broadway, Floor 20 New York, New York, USA 10010 (212) 821-0100

(Address of principal executive offices, zip code, telephone numbers)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	IMAX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Memorandum on Employment Terms for Mark Welton

On September 18, 2020, IMAX Corporation (the “Company”) and Mark Welton, the Company’s President, IMAX Theatres, executed a memorandum containing updated employment terms for Mr. Welton’s employment with the Company (the “Memorandum”). Pursuant to the Memorandum, Mr. Welton’s annual base salary will be CAD $750,750, subject to annual review, and his target bonus will be 70% of his base salary. The grant date fair value of his annual equity awards will be USD$1.45 million and the mix of awards may include options, restricted share units (“RSUs”) and performance stock units (“PSUs”), to be consistent with the awards granted to other senior executives. Mr. Welton will continue to be entitled to medical and other welfare and fringe benefits on the same basis as generally provided to other senior executives, and his entitlement to reimbursement for certain expenses will be CAD $11,800 per year.

Pursuant to the Memorandum, if the Company terminates Mr. Welton’s employment without cause or Mr. Welton resigns for good reason, Mr. Welton will be entitled to receive: (1) any accrued but unpaid base salary and benefits; (2) a prorated target bonus through the termination or resignation for good reason date for the year in which he is terminated or resigns for good reason; (3) payment equivalent to one month for each year of service with the Company up to a maximum of 24 months (the “Severance Period”) of his then current base salary, target bonus and car allowance; and (4) continued vesting of his outstanding unvested equity awards on their original vesting schedule (in the case of PSUs, subject to the achievement of the original performance conditions, measured at the conclusion of the relevant performance period). In addition to such payments, Mr. Welton will continue to be provided with benefits or, at the Company’s option, pay in lieu of benefits for the duration of the Severance Period. Upon Mr. Welton’s termination without cause or resignation for good reason, the Company may, at its option, require him to work for up to six (6) months of the Severance Period immediately following his notice of termination to assist in transitioning his duties. In the event that the Company elects this option, the Severance Period will be reduced by the duration of the transition period.

In the event that Mr. Welton’s employment is terminated due to death or disability, he (or his estate) would be entitled to any accrued but unpaid base salary and benefits and any earned but unpaid bonus for the year prior to the year of his death or disability.

If Mr. Welton’s employment is terminated without cause as described above within 24 months following a change in control, Mr. Welton will be entitled to the same severance payments and benefits as if he had been terminated without cause, but any granted and outstanding options or RSUs will accelerate and vest immediately, and any outstanding PSUs shall vest according to the greater of (i) the Company’s performance on the last trading day prior to the date on which the change in control is consummated or (ii) the actual performance of the Company during the applicable PSU performance period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date: September 18, 2020	By:	/s/ Jacqueline Bassani
	Name:	Jacqueline Bassani
	Title:	Executive Vice President and Chief People Officer

	By:	/s/ Kenneth Weissman
	Name:	Kenneth Weissman
	Title:	Senior Vice President, Legal Affairs and Corporate Secretary

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